Exhibit 99.1

Media:	Investors:
Melissa Power	John Snyder
401/454-1314	206/262-0291
melissa_power@interprosepr.com	john@snyderir.com

FORMER IBM EXECUTIVE TO LEAD CRAY’S ENGINEERING TEAM

Peg Williams Joins as Senior Vice President of Engineering

SEATTLE, WA, May 9, 2005 — Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today announced the appointment of high performance computing (HPC) industry veteran Dr. Margaret (Peg) Williams as senior vice president responsible for engineering. In her new role, Williams will lead the company’s software and hardware engineering efforts for the current Cray X1ETM, XT3TM and XD1TM supercomputers, as well as Cray’s research and development projects, including those known as Cascade and Rainier.

Williams, who has more than 20 years of experience in the HPC industry, joins Cray from IBM, where she was the vice president of Database Technology. Prior to that, she managed IBM’s HPC Software and AIX Development. Her extensive HPC experience also includes leading the user support team at the Maui High Performance Computing Center.

“Peg is one of the strongest engineering executives in the industry making her our ideal candidate for this important position,” said Cray President Peter Ungaro. “She has a great reputation in building market-leading, differentiated products and has extensive experience managing a development team that spans multiple locations across North America. Peg is well known and highly regarded among HPC customers around the globe and I consider this another important step in strengthening our executive team to positioning Cray for future growth.”

“I am delighted to be joining the Cray team in a position that allows me to focus on high performance computing solutions in addition to working with one of the most innovative research and development teams in the industry,” said Williams. “This is a very exciting time for Cray and the HPC industry as a whole. I am pleased to be an integral part of it. My first steps will be to meet with my new team and our key customers and then quickly focus on executing our product roadmap to lead the industry in addressing the challenging requirements of the HPC marketplace.”

Williams holds a bachelor of science degree in mathematics and physics from Ursinus College, a master’s degree in mathematics and a doctorate in applied mathematics from Lehigh University.

About Cray Inc.

As the global leader in HPC, Cray provides innovative supercomputing systems that enable scientists and engineers in government, industry and academia to meet both existing and future computational challenges. Building on years of experience in designing, developing, marketing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of HPC systems that deliver unrivaled sustained performance on a wide range of applications. Go to www.cray.com for more information.

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